Exhibit 95

Mine Safety Disclosures
The operation of domestic mines is subject to regulation by the Federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). Under the Mine Act, an "Independent Contractor" who provides on-site services to the mine industry is deemed to be a “Mine Operator”. Our Industrial Distribution segment supplies parts and related service to mine operators in an MRO capacity, and as such we are subject to the reporting requirements included in Section 1503(a) of the Dodd-Frank Act and Item 104 of Regulation S-K.
MSHA inspects mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act. The table below sets forth by mining complex the total number of citations and/or orders issued, that required disclosure, to the Company during the three-month period ended September 28, 2012 by MSHA under the indicated provisions of the Mine Act, together with the total dollar value of proposed MSHA assessments.

(yes/no)
								(yes/no)	Received
								Received	Notice of
Mine or			(#)			($)	(#)	Notice of	Potential	(#)	(#)	(#)
Operating	(#)		Section			Total Dollar	Total	Pattern of	to Have	Legal	Legal	Legal
Name /	Section	(#)	104(d)	(#)	(#)	Value of	Number	Violations	Pattern	Actions	Actions	Actions
MSHA	104	Section	Citations	Section	Section	MSHA	of Mining	Under	Under	Pending as	Initiated	Resolved
Identification	S&S	104(b)	and	110(b)(2)	107(a)	Assessments	Related	Section	Section	of	During	During
Number	Citations	Orders	Orders	Violations	Orders	Proposed	Fatalities	104(e)	104(e)	9/28/2012	Period	Period
(1)	(2)	(3)	(4)	(5)	(6)

Rillito Plant ID# 0201138	1	—	—	—	—	Not Yet Assesed	—	No	No	—	—	—

In evaluating this information, consideration should be given to the fact that citations and orders can be contested and appealed, and in that process, are often reduced in severity and amount, and are sometimes dismissed.

(1)	United States mines.

(2)	The total number of citations received from MSHA under §104 of the Mine Act for health or safety standards that could significantly and substantially contribute to a serious injury if left unabated.

(3)	The total number of orders issued by MSHA under §104(b) of the Mine Act, which represents a failure to abate a citation under §104(a) within the period of time prescribed by MSHA.

(4)	The total number of citations and orders issued by MSHA under §104(d) of the Mine Act for unwarrantable failure to comply with mandatory health or safety standards.

(5)	The total number of flagrant violations issued by MSHA under §110(b)(2) of the Mine Act.

(6)	The total number of orders issued by MSHA under §107(a) of the Mine Act for situations in which MSHA determined an imminent danger existed.